EXHIBIT 10.2

FIRST AMENDMENT TO UNSECURED REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO UNSECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) made as of the 16th day of March, 2004 by and among AMERIVEST PROPERTIES INC., a Maryland corporation (“Borrower”), FLEET NATIONAL BANK, a national banking association (“Fleet”;  Fleet and the other lenders which may hereafter become a party to the Loan Agreement (as hereinafter defined) are hereinafter referred to collectively as the “Lenders”) and FLEET NATIONAL BANK, as Administrative Agent (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Fleet and Agent entered into that certain Unsecured Revolving Credit Agreement dated as of December 15, 2003  (the “Loan Agreement”); and

WHEREAS, Borrower, Agent and Fleet have agreed to modify certain provisions of the Loan Agreement; and

WHEREAS, as a condition to such modification, Agent and Fleet have required that Borrower execute this Amendment;

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.                                       Definitions.  All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

2.                                       Modification Fee.  Borrower hereby agrees to pay to the Agent for the account of each Lender a non-refundable cash fee (the “Modification Fee”) in an amount equal to 0.125% (or 12.5 basis points) of the amount of each such Lender’s Commitment, which Modification Fee shall be fully earned when paid and non-refundable under any circumstances.

3.                                       Modification of the Loan Agreement.  Borrower, Agent and Fleet do hereby modify and amend the Loan Agreement as follows:

(a)                                  By deleting in its entirety the definition of the term “Funds from Operation” appearing in §1.1 of the Loan Agreement and inserting in lieu thereof the following:

Funds From Operations.  With respect to any fiscal period of the Borrower, an amount equal to net income (computed in accordance with Generally Accepted Accounting Principles) from the operation of Real Estate Assets, excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures; provided, however, in the event that Borrower shall not have owned a Real Estate Asset for the entire previous four fiscal quarters, then for the purpose of determining the Funds From Operation with respect to such Real Estate Asset, the net income (computed in accordance with Generally Accepted Accounting Principles) for such Real Estate Asset shall be annualized in a manner reasonably acceptable to Agent.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

(b)                                 By deleting §8.7 of the Loan Agreement in its entirety and inserting in lieu thereof the following new §8.7:

“§8.7 Distributions.  Beginning with the period of four consecutive fiscal quarters ending March 31, 2005, Borrower shall not permit the total Distributions by it during any period of four consecutive fiscal quarters calculated as of the end of each fiscal quarter to exceed ninety percent (90%) of Funds From Operations during such period.  Such limitations on Distributions may be exceeded to the extent necessary for the Borrower to maintain its REIT status provided that the Borrower provides the Agent with a letter from its accountants or attorneys setting forth the basis for computation of the amount of such necessary excess Distributions.  During any period, including without limitation, at any time prior to March 31, 2005 when any Default or Event of Default has occurred and is continuing the total Distributions by the Borrower will not exceed the minimum amount necessary for the Borrower to maintain its REIT status.”

(c)                                  By deleting §§9.4 and 9.5 of the Loan Agreement in their entirety and inserting in lieu thereof the following new §§9.4 and 9.5:

“§9.4 Adjusted EBITDA to Interest Expense.  The Borrower will not permit the ratio of its Adjusted EBITDA to Interest Expense to be less than 1.5 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending March 31, 2004. Beginning with the fiscal quarter ending June 30, 2004, the Borrower will not permit the ratio of its Adjusted EBITDA to Interest Expense to be less than 1.75 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending December 31, 2004.  Beginning with the fiscal quarter ending March 31, 2005, the Borrower will not permit the ratio of its Adjusted EBITDA to Interest Expense to be less than 2.0 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.

§9.5 EBITDA to Fixed Charges.  The Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.35 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending March 31, 2004.  Beginning with the fiscal quarter ending June 30, 2004, the Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.5 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter through and including the fiscal quarter ending December 31, 2004.  Beginning with the fiscal quarter ending March 31, 2005, the Borrower will not permit the ratio of its EBITDA to Fixed

Charges to be less than 1.75 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.”

(d)                                 By deleting Appendix I of Exhibit C of the Credit Agreement in its entirety and inserting in lieu thereof the new Appendix I attached hereto.

4.                                       Waiver.  The Agent and the Lender do hereby waive the Default by Borrower of compliance with the covenants set forth in §8.7 of the Loan Agreement for the fiscal quarter ending December 31, 2003.  The Agent and the Lenders have made no agreement, and are in no way obligated, to grant any future extension, waiver, indulgence or consent.

5.                                       References to Loan Agreement.  All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement as modified and amended herein.

6.                                       Representations.  Borrower represents and warrants to Agent and the Lenders as follows:

(a)                                  Authorization.  The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority of Borrower, (ii) have been duly authorized by all necessary proceedings on the part of Borrower, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to Borrower, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon Borrower or any of its properties or to which Borrower is subject (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of Borrower, other than the liens and encumbrances created by the Loan Documents.

(b)                                 Enforceability.  The execution and delivery of this Amendment are valid and legally binding obligations of Borrower enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)                                  Approvals.  The execution, delivery and performance of this Amendment and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained.

7.                                       No Default.  By execution hereof, the Borrower certifies that Borrower is and will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Amendment, and that no Default or Event of Default has occurred and is continuing.

8.                                       Waiver of Claims.  Borrower acknowledges, represents and agrees that Borrower does not have any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loans or with respect to any acts or omissions of Agent or the Lenders, or any past or present officers, agents or employees of Agent or the Lenders, and Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

9.                                       Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Loan Documents, including, without limitation, the Loan Agreement, remain unaltered and in full force and effect and constitute the legally valid and binding obligation of Borrower enforceable against Borrower in accordance with their terms, and the parties hereto do hereby expressly ratify and confirm, the Loan Documents and the Loan Agreement as modified and amended herein.  Nothing in this Amendment shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower under the Loan Documents.

10.                                 Effective Date.  This Amendment shall be deemed effective and in full force and effect upon the execution and delivery of this Amendment by Borrower, Agent and Fleet.

11.                                 Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

12.                                 Counterparts.  This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

13.                                 Miscellaneous.  This Amendment shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

AMERIVEST PROPERTIES, INC.

By:	John B. Greenman
Name:	John B. Greenman
Title:	Vice President

[CORPORATE SEAL]

FLEET:

FLEET NATIONAL BANK, a national banking association

By:	George A. Ojanuga
Name:	George A. Ojanuga
Title:	Director

AGENT:

FLEET NATIONAL BANK, a national banking association, as Administrative Agent

By:	George A. Ojanuga
Name:	George A. Ojanuga
Title:	Director